Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contacts
Tony Thene	Kevin G. Lowery
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Jake Siewert
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ALCOA SELLS ITS STAKE IN CHALCO; WILL CONTINUE ITS COMMITMENT TO CHINESE ALUMINUM INDUSTRY

Hong Kong and Beijing, China – SEPTEMBER 12, 2007 – Alcoa International (Asia) Limited, a wholly owned subsidiary of Alcoa, today announced it has sold its equity holdings in the Aluminum Corporation of China Limited (Chalco) through a placement of shares for approximately HK$15.3 billion (US$2.0 billion) or HK$17.34 per share. Alcoa had been a significant investor in Chalco since its initial public offering (IPO) in 2001, holding approximately 7 percent of its shares. Alcoa also reiterated its ongoing commitment to the Chinese aluminum industry and will continue to pursue investments in both upstream and downstream assets there.

“We normally do not act as financial investors, but we participated in the Chalco IPO 6 years ago to help facilitate its entry into the capital markets,” said Alcoa Chairman and CEO Alain Belda. “Over the past seven years Chalco has become firmly established in the equity market so our role as a financial investor is no longer needed, and we can redeploy our capital into other value-adding options, including projects in China.

“Chalco and Chinalco are to be commended for their evolution of the business since their IPO,” said Belda. “Under Chairman Xiao’s leadership, they have emerged as a global leader in the aluminum industry and are playing an important role within China in the development of the sector there. We will continue to pursue opportunities with Chalco for mutual investment and growth, both within China and overseas,” added Belda.

“Our commitment to China and the opportunities there has never been stronger,” said Belda. “As a major player in the Chinese aluminum industry, we look forward to continuing to work with our partners and Chalco to help the industry realize its great potential.”

Alcoa’s presence in China began in 1993 with the creation of the Alcoa Asia Ltd. representative office in Beijing. Since then, Alcoa has established 17 operating locations that provide innovative solutions for customers in all major markets. Products produced include foil, fasteners, automotive components, construction products, plastic closures, and decorative sheet.

Alcoa is in the midst of a major expansion of its Bohai rolling mill in Qinghuangdao, China, where the Company is investing approximately $300 million in a technologically advanced hot rolling mill and related equipment. Alcoa anticipates having the mill commissioned in 2008, with output growing to more than 220,000 metric tons per year (mtpy).

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The company has 116,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is not an offer of securities for sale in the United States; the shares of Chalco to be sold by Alcoa have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements; and any public offering of securities to be made in the United States would be made by means of a prospectus that may be obtained from the issuer or the selling security holder and that would contain detailed information about the company and management, as well as financial statements.